Exhibit 10.4


                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

        THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of August 15, 2006 (the "Effective Date") by and between ARCap REIT, Inc., a Delaware corporation ("Company"), and Leonard W. Cotton ("Executive"). In addition, this Agreement is being executed by the Company's ultimate parent company, CharterMac, a Delaware statutory trust ("CharterMac"), for purposes of guaranteeing performance by the Company as set forth in Section 10(k) herein. Certain capitalized terms used in this Agreement are used with the definitions ascribed to them on the attached Exhibit A, which is incorporated into this Agreement by this reference.

        WHEREAS, the parties desire to enter into an employment relationship on the terms and conditions set forth below:

        THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company will employ Executive, and Executive will be employed by the Company, during the Employment Period on and subject to the terms and conditions contained in this Agreement. The "Employment Period" is the period commencing on the Effective Date and continuing until terminated as provided in this Agreement.

2. Duties. During the Employment Period, Executive will work for the Company in the capacity of Chairman of the board of directors of the Company and also will serve as (i) a trustee and the Vice Chairman of the board of trustees of CharterMac, subject to the approval of Executive's initial appointment by the board of trustees of CharterMac and subject to Executive's reelection as a trustee by the shareholders of CharterMac and (ii) the Chairman of the board of directors of the Company. During the Employment Period, Executive shall report to the Chief Executive Officer of CharterMac and Executive shall perform the types of duties and functions as shall be reasonably assigned to Executive from time to time by the Chief Executive Officer. During the Employment Term, Executive will be a member of CharterMac's Strategic Planning Committee. Executive will devote substantially all of his business time, best efforts and ability to the business of the Company and its affiliates, will faithfully and diligently perform Executive's duties pursuant to this Agreement, will comply with the overall policies established by the board of trustees of CharterMac and will do all things reasonably in Executive's power to promote, develop and extend CharterMac's and ARCap's business. In determining whether Executive is devoting substantially all his business time, best efforts and ability to the business of the Company and its affiliates, Executive may only engage in those business activities aside from his duties hereunder which are either (i) set forth in the attached Exhibit B, or (ii) are disclosed to CharterMac's board of trustees and approved by it.

3. Compensation and Benefits. During the Employment Period, the Company will pay and provide Executive as compensation for Executive's services pursuant to this Agreement the consideration specified and determined in accordance with this
Section 3, in each case subject to all withholdings required by applicable law.

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        a.   The Company  will pay  Executive a base  salary (the  "Salary")  of
             $400,000.00 per annum payable in equal bi-weekly  installments.  In
             addition,   the  Company  will  pay  Executive  bonus  compensation
             ("Annual Bonus") to the extent it is awarded to him under and subject to the terms of the ARCap Annual Senior Management Bonus Compensation Plan, as amended from time to time (the "Bonus Plan").

        b. Executive may also be awarded additional deferred compensation under one or more plans or programs established by the Company (including but not limited to the ARCap Fund I Senior Management Incentive Compensation Plan, the ARCap Fund II Senior Management
             Incentive Compensation Plan and the ARESS Mortgage Incentive Compensation Plan) or CharterMac and its affiliates from time to time (the "Deferred Compensation Plans"). Amounts, if any, payable to Executive under the terms of the Deferred Compensation Plans shall be governed solely by the terms of the Deferred Compensation Plans and awards made thereunder.

        c. The Company will pay Executive an automobile allowance of Five Hundred Dollars ($500.00) per month, for each month Executive is employed by the Company pursuant to this Agreement.

        d. Executive shall be entitled to twenty (20) days vacation per year for each year this Agreement is in effect. All vacation shall be taken at such times as shall be agreed upon by the Chief Executive Officer of CharterMac. In the event of a termination of this Agreement, no amount shall be payable to the Executive for any accrued but not yet taken vacation time. Executive's right to carry over unused vacation days to subsequent years shall be subject to and limited by CharterMac's policy regarding the carry over of unused vacation days in effect for similarly situated executives.

        e. Executive will be entitled to participate in any fringe benefit and other employee benefit plans and programs available to salaried employees of the Company as in effect from time to time, to the extent that Executive may be eligible to do so under the applicable provisions of the plans and programs.

        f. Executive shall be entitled to reimbursement of amounts incurred by him in connection with the performance by him of his duties and obligations hereunder in accordance with the Company's expense reimbursement policy ("Reimbursable Amounts"). Executive shall apply for all reimbursements for a particular calendar year not later than forty-five (45) days after it ends, and payment shall occur not later than two and one-half months after the end of the calendar year to which the Reimbursable Amounts relate.

        g. Provided Executive is insurable at normal risk rates, The Company shall provide Executive with a term life insurance policy in the amount of Three Million Dollars ($3,000,000.00) and Executive or his designee shall be the owner of such policy and shall be entitled to name the beneficiary of any insurance proceeds payable thereunder.

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        h.   The Company shall also provide  Executive  with  supplemental  long term disability insurance which will provide Executive with a full disability benefit of Fifteen Thousand Dollars ($15,000.00) per month after an exclusion period of ninety (90) days and otherwise on substantially the same terms as are set forth on the attached Exhibit C (the "Disability Coverage"). During the ninety (90) day exclusion period, the Company will pay Executive his full Salary.

        i. Executive will be granted, effective as of the Effective Date 255,003 shares of restricted common stock of CharterMac (collectively, the "Stock Grant") under and subject to the terms of the CharterMac Amended and Restated Incentive Share Plan (the "Plan"). The Stock Grant shall vest and become exercisable over the course of four years in four equal cumulative installments of 25% on each of the first four anniversaries of the date of grant, provided that Executive is continuously employed by the Company on each such vesting date. Once vested, the Stock Grant shall be non-forfeitable. Except to the extent otherwise provided in this Agreement, the Stock Grant shall be subject to the terms of the applicable award agreement(s) from CharterMac evidencing the Stock Grant; provided, however, that, notwithstanding anything to the contrary contained in the documents governing the Stock Grant, upon
             (x) a Change of Control (as defined below) or (y) Executive's termination of employment with the Company and its affiliates, the Stock Grant shall immediately vest in full, unless such termination is by the Company or any of its affiliates for Cause or by Executive without Good Reason, in which event any unvested portion of the Stock Grant shall be forfeited. The award agreement(s) will be in the form generally used for similarly situated employees.

4. Termination; Severance Benefits. The Employment Period and Executive's employment with the Company will terminate upon the first to occur of the following and the Company shall make the following payments and no other payments upon the occurrence of such event, subject in all cases to the terms and conditions of subsection 10(e) hereof:


        a. Death. If Executive dies during the Employment Period, the Termination Date will be the date of Executive's death. In such event, the Company shall pay Executive's estate within ninety (90) days of the date of Executive's death, a death benefit equal to (i) one (1) year's Salary plus (ii) the amount paid or payable to Executive if any as Annual Bonus for the Fiscal Year immediately preceding Executive's death.

        b. Total Disability. If Executive incurs a Total Disability, the Termination Date will be the date Executive (or Executive's beneficiary or representative) first becomes entitled to receive benefits under the Disability Coverage unless deferred or extended by the Compensation Committee, in which case it will be the

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

             extended or deferred date (the "Disability Payment Date"). In such event the Company shall pay Executive (or Executive's beneficiary or representative) within ninety (90) days of the Disability Payment Date, a disability benefit equal to (i) one (1) year's Salary plus (ii) the amount paid or payable to Executive if any as Annual Bonus for the Fiscal Year immediately preceding Executive's Total Disability) in addition to any payments due on account of the Disability Coverage. For these purposes, a "Total Disability" is a physical and/or mental condition giving rise to Executive (or Executive's beneficiary or representative) receiving benefits on account of Executive's being totally disabled under any Disability Coverage.

        c. Termination for Cause; Resignation without Good Reason. Executive's employment may be terminated by the Company for Cause at any time upon written notice from the Company to Executive. The Company's notice must set forth the facts or circumstances constituting Cause and specify the Termination Date. Executive may resign without the existence of Good Reason at any time upon not less than ninety (90) days written notice to the Company. Executive's notice must specify the Termination Date. Upon the occurrence of either such event, the Company shall only be obligated to pay Executive any amounts due under Section 4(f) below.

        d. Termination Without Cause or Resignation for Good Reason. Executive may be terminated by the Company without Cause upon not less than thirty (30) days written notice to Executive. The Company's notice must specify the Termination Date. Executive may resign if Good Reason exists upon not less than ten (10) days written notice to the Company. Executive's notice must set forth the facts and circumstances constituting Good Reason and specify the Termination Date.

             If Executive's employment is terminated by the Company without Cause or Executive terminates his employment with the Company for Good Reason, Executive shall have no further rights or claims hereunder or with regard hereto except that, subject to his execution of a release running to the Company and its related entities and their respective partners, shareholders, officers, directors and employees of all claims relating to his employment and termination substantially in the form of Exhibit D (with such reasonable changes therein as may be deemed by counsel to the Company to be required to comply with applicable law at the time of delivery of such release) (the "Release"), the Company will (i) pay Executive two cash installments, each equal to one-half of the sum of (x)(A) during the period from the Effective Date until the second anniversary of the Effective Date (the "Initial Term"), 1.5 times his then current Salary or (B) after the Initial Term, his then current Salary, and (y) 75% of the average of the two Annual Bonuses (if any) paid to Executive for the two Fiscal Years preceding the year of termination, the first no earlier than the eighth day after Executive delivers the executed Release, and the other six months thereafter (the "Severance Payment"); provided, however, that if, during the Employment Period, Executive's employment is terminated by the Company in anticipation of, or

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

             within one year after a Change of Control (other than as a result of Cause, death or Total Disability), or by Executive for Good Reason within one year after a Change of Control, the Company instead will pay Executive an amount equal to 200% of Severance Payment (calculated and payable as provided in the preceding clause); (ii) pay Executive within five (5) business days of the date of Executive's employment termination any accrued but unpaid Annual Bonus for the Fiscal Year preceding the year of termination;
             (iii) pay Executive in a lump sum, at the time that annual bonuses are paid to other executives of the Company generally, an amount equal to the Annual Bonus for the year of termination multiplied by a fraction with a numerator equal to the number of days during the calendar year during which Executive was employed and a denominator of 365; and (iv) pay the COBRA premiums for Executive and his dependents for the lesser of (A) one (1) year or (B) until Executive and his dependents cease to be eligible for such COBRA benefits (including, without limitation, by reason of Executive becoming eligible for substantially similar coverage from a subsequent employer). If Executive elects not to deliver the Release, then the Company shall have no obligation to pay Executive the severance provided for in clause (i) above, but shall be obligated to pay to Executive the amounts provided for in clauses
             (ii), (iii) and (iv) above at the times provided therein. Any payments to be made to Executive pursuant to this Section 4(d) are in addition to any benefits that may be payable under any life insurance, disability insurance or similar policies of insurance that the Company may maintain on Executive's behalf and to which Executive contributes all or any portion of the premiums to maintain. If Executive's employment is terminated hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due to Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

        e. Immediate Cessation of Employment. If the Company gives notice to Executive pursuant to subsection (c) above, or Executive gives notice to the Company pursuant to subsection (c) above, the Company may further direct Executive to immediately cease Executive's activities on behalf of the Company, to remove Executive's personal belongings from the premises of the Company and/or to discontinue using any of the Company's facilities.

        f. Arrearages. The Company shall pay Executive (or Executive's estate or legal representative, as the case may be) on the Termination Date his (a) accrued but unpaid Salary, if any, as of the Termination Date, (b) accrued but unpaid Bonus for the Fiscal Year prior to the Fiscal Year in which Executive's employment is terminated, if any, as of the Termination Date and (c) unpaid Reimbursable Amounts, if any, as of the Termination Date (collectively, the "Arrearages"). If termination is pursuant to subsection (c) above, the payments under this subsection (f) will be in complete fulfillment of the Company's obligations to Executive under this Agreement. Otherwise, the Company shall be obligated to make the additional payments required pursuant to this
             Section 4 in addition to the Arrearages.

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5. Non-Competition Agreement.
   -------------------------
        a. Executive absolutely and unconditionally covenants and agrees with the Company that, from the period commencing on the date of this Agreement and continuing for a period of (x) one and one-half years following the end of his employment for any reason during the Initial Term or (y) one year following the end of his employment for any reason after the Initial Term (the "Noncompete Period"),
             Executive will not, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant, or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder, director, officer, joint venturer, investor, lender, or in any other capacity, engage in a Competitive Business (as defined in Exhibit A) (i) as conducted as of the date of execution of this Agreement; (ii) as conducted during the term of this Agreement; or
             (iii) as proposed to be conducted by the Company Group as of the Termination Date (collectively, "Competition"). Notwithstanding the foregoing, in the event Executive is terminated without Cause or resigns for Good Reason, the Noncompete Period shall be six (6) months.

        b. If a court or arbitration panel concludes through appropriate proceedings that the Executive has breached the covenant set forth in this Section 5, the term of the covenant shall be extended for a term equal to the period for which the Executive is determined to have breached the covenant.

6. Covenant Not to Disclose. Executive agrees that, by virtue of the performance of the normal duties of his position with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses certain data and knowledge of operations of the Company Group which are proprietary in nature and confidential. The Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person (other than the Company Group) or use for his own account, any confidential or proprietary record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by the Company Group, or any other confidential or proprietary information whatsoever (the "Confidential Information"), whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive. The Executive further covenants and agrees that he shall retain all such knowledge and information which the shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other
governmental   or  legal  body  to  communicate  or  divulge  any   Confidential
Information to anyone other than the Company and those designated by it, Executive shall promptly notify the Company of any such order and shall cooperate fully with

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the Company (and the owner of such Confidential  Information) in protecting such information to the extent possible under applicable law.

7. Non-Interference Covenant. Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or for (A) a one-and-one-half-year period thereafter if Executive's employment terminates during the Initial Term or (B) a one-year period thereafter if Executive's employment terminates after the Initial Term, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, company or other organization: (i) solicit for employment, employ, or otherwise deal with in a manner which interferes with the Company Group's relationship with any person or entity who is an employee, officer, director or independent contractor of the Company Group at any time or who constitutes a bona fide prospective employee, officer, trustee, director or independent contractor of the Company Group, unless such person or entity shall no longer be actively employed, or engaged by the Company Group and shall no longer constitute a bona fide prospective employee, officer, director or independent contractor of the Company Group; provided, however, Executive will not be deemed to be in violation of this clause (i) if an employee of the Company Group is hired by Executive's future employer provided that Executive did not otherwise violate this provision; (ii) interfere in any manner with any of the Company Group's contracts or relationships with any investor, customer, client or supplier (of services or tangible or intangible property) of the Company Group, or any person or entity who is a bona fide prospective, investor customer, client or supplier of the Company Group; (iii) solicit or otherwise interfere with any existing or proposed contract or relationship between the Company Group and any other party or (iv) speak or write in any manner which is disparaging of the Company Group, its business practices, employees, officers, trustees or directors. Notwithstanding the foregoing, in the event Executive is terminated without Cause or resigns for Good Reason, the applicable non-interference period shall be six (6) months.

8. Business Materials and Property Disclosure. All written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company Group shall be the sole property of the Company Group and, upon termination of his employment with the Company, the Executive shall deliver the same to the Company and shall retain no copies. The Executive shall also return to the Company all other property in his possession owned by the Company upon termination of his employment.

9. Breach by Executive. It is expressly understood, acknowledged and agreed by the Executive that (i) the restrictions contained in Sections 5, 6, 7 and 8 of this Agreement represent a reasonable and necessary protection of the legitimate interests of the Company and that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to the Company; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company may have in the event of any breach of said Sections, the Company shall be entitled, and is expressly and irrevocably authorized by Executive, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive, of

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the  covenants  and  agreements  contained  in those  Sections  in any  court of competent jurisdiction without the need to post any bond or undertaking. If any restriction with regard to Competition is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area to which it may be enforceable and the Company shall have no further obligations hereunder.

10. General Provisions.
    ------------------
        a. Except insofar as Executive may be subject to general policies adopted by the Company from time to time, this Agreement contains the entire agreement between the parties with respect to its subject matter, and all prior other representations, warranties, conditions or agreements relating to the subject matter of this Agreement, whether or not reduced to writing in whole or part, are hereby revoked, terminated and declared to be null and void, including, but not limited to, the Amended and Restated Executive Employment Agreement between the Executive, the Company and ARCap
             Investors, L.L.C. dated as of January 1, 2004. The preceding sentence notwithstanding, this Agreement is in furtherance of, and does not affect or modify, any Deferred Compensation Plan in which the Executive may participate or Executive's participation in any benefit plan or program provided by the Company Group.

        b. The waiver by any party of any breach or default of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach or default of the same or any other provision of this Agreement. This Agreement may not be changed orally, but only by an instrument in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

        c. This Agreement is binding upon and will inure to the benefit of the Company and CharterMac, Executive and their respective successors, assigns, heirs and legal representatives. Insofar as Executive is concerned, this Agreement is personal and Executive's duties under it may not be assigned or delegated. The Company may assign or delegate its rights or obligations under this Agreement to any successor owner of the Company's business, and, if ownership of the Company's business is transferred or the Company is merged with or consolidated into another entity, the Company will cause the successor to assume all of the Company's obligations under this Agreement.

        d. The existence, terms, and conditions of this Agreement are and shall be deemed to be fully confidential and shall not be disclosed by Executive or the Company to any person or entity, except: (i) as may be required by law; (ii) by Executive to his accountant to the extent necessary to prepare his tax returns; (iii) by Executive to his family and attorney; (iv) by the Company or any affiliate of the Company to their attorneys and human resources personnel or to any entity which shall have

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             executed  a  confidentiality  agreement  with  the  Company  or any affiliate of the Company; and (v) by Executive to any lender, condominium or cooperative board, or other entity or person that may require employment or other financial information for bona fide reasons that are not competitive with the Company, provided that the financial terms of this Agreement may not be disclosed to any potential employer that is a competitor of the Company, and that Executive gives each such person to whom disclosure is made notice
             of   the    confidentiality    provisions   of   this    Agreement.
             Notwithstanding  the  foregoing  Executive  shall not be prohibited
             from   disclosing  the  general  terms  of  his   compensation   to
             prospective Employers.

        e. The Company may withhold from any and all amounts payable to Executive hereunder pursuant to such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulation. The Executive is solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) that Executive incurs as a result of any payments or benefits that the Executive receives pursuant to this Agreement. The Company shall not have any obligation to pay the Executive for any such tax liabilities. Nevertheless, if the Company reasonably determines that any payments or benefits pursuant to Section 4 above would cause the Executive to incur liability for additional tax under Section 409A of the Code, then the Company (of its own initiative or upon request of the Executive) may suspend such payments or benefits until the end of the six-month period immediately following termination of the Executive's employment (the "409A Suspension Period"). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump-sum payment to the Executive, in cash, in an amount equal to any payments and benefits that the Company does not make on account of the 409A Suspension Period. At the close of the 409A Suspension Period, the Executive will receive any remaining payments and benefits due pursuant to Section 4 in accordance with the terms of that Section (as if there had not been any suspension beforehand). Notwithstanding the foregoing, in the event that this Agreement or any payment or benefit paid to the Executive hereunder is deemed to be subject to Section 409A of the Code, Executive and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with Section 409A of the Code or to exempt such payments or benefits from Section 409A of the Code.


        f. In the event that any dispute shall arise between Executive and the Company relating to Executive's rights under this Agreement, the Company shall pay to Executive all reasonable legal fees and expenses incurred in connection with such dispute, if it is finally determined by the arbitration referred to in Section 10(g) hereof that Executive is the prevailing party in all or substantially all material respects with respect to such dispute.

        g. In the event of any dispute between the Company and Executive with regard to this Agreement or his employment or termination thereof with the Company, other than for injunctive relief pursuant to Sections 5, 6, 7 and 8 hereof, such dispute shall be resolved pursuant to the rules of the American Arbitration Association ("AAA") by arbitration conducted in New York City, New York. The decision of the arbitrator or arbitrators shall be final and binding on the parties hereto and may be entered in any court having jurisdiction. Each party shall bear its own costs of arbitration and shall equally divide the charges of the arbitrators and the AAA, except as provided in Section 10(f).

        h. All notices hereunder shall be given in writing and shall be either delivered personally, or sent by certified or registered mail, return receipt requested, addressed to the other party at such party's address on the books of the Company or at the Company's executive offices (to the attention of the General Counsel), as the case may be. Notices shall be deemed given when received, or two
             (2) business days after mailing, whichever is earlier.

        i. The parties have entered into this Agreement in the belief that its provisions are valid, reasonable and enforceable. If any one or more of the provisions shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

        j. Executive acknowledges that the prohibitions and restrictions set forth in this Agreement are reasonable and necessary for the protection of the business of the Company, that the restrictions and prohibitions here will not prevent him from earning a livelihood after the termination of Executive's employment and that part of the compensation paid and benefits provided to Executive are in consideration for entering into this Agreement.

        k. CharterMac hereby agrees that all obligations with respect to compensation owed to Executive under this Agreement by the Company shall be fully and unconditionally guaranteed by CharterMac and CharterMac agrees to take such actions as are necessary to ensure compliance with any provision hereof requiring action on the part of CharterMac. CharterMac's obligations hereunder shall be binding on its successors and assigns (including, without limitation, any entity that succeeds to all or a substantial portion of CharterMac's business or assets).

        l. This Agreement is governed by, and is to be construed in accordance with, the law of the State of New York without reference to the conflicts of laws principles thereof.

                     [The next page is the signature page.]

        IN WITNESS WHEREOF, the parties have executed this Agreement, ARCap REIT, Inc. and CharterMac acting by their respective duly authorized officers, effective as of the Effective Date.


ARCAP REIT, INC.                             EXECUTIVE:



By /s/ Leonard W. Cotton                    /s/ Leonard W. Cotton
   ----------------------------------       ------------------------------------
   Name:  Leonard W. Cotton                 Name: Leonard W. Cotton
   Title: Chairman


CHARTERMAC



By /s/ Marc D. Schnitzer
   ----------------------------------
     Name:  Marc D. Schnitzer
     Title: Chief Executive Officer and President